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KPMG Peat Marwick LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402

                                                               EXHIBIT 24


                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
TCF Financial Corporation:

We consent to incorporation by reference of our report dated January 16, 1996, relating to the consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995, Form 10-K of TCF Financial Corporation and in the following Registration Statements of TCF Financial Corporation: Nos. 33-43030, 33-57633, 33-14203, 33-22375, 33-40403,
33-53986 and 33-63767 on Forms S-8.


                                KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 29, 1996